                                                   Filed pursuant to
                                                   Rule 424(b)(3)
                                                   Commission File No. 333-67906

                    PROSPECTUS SUPPLEMENT DATED JUNE 14, 2002
                     (TO PROSPECTUS DATED NOVEMBER 9, 2001)

                                  $175,000,000

                             CELL THERAPEUTICS, INC.

             5.75% Convertible Subordinated Notes due June 15, 2008 and the common stock issuable upon conversion of the notes

         This Prospectus Supplement supplements the Prospectus dated November 9, 2001 (the "Prospectus") of Cell Therapeutics, Inc. ("CTI") relating to the public offering, which is not being underwritten, and sale by certain noteholders of CTI or by pledgees, donees, transferees or other successors in interest that receive such notes as a gift, partnership distribution or other non-sale related transfer (the "Selling Securityholders") of up to $175,000,000 of 5.75% convertible subordinated notes of CTI (the "Notes"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                             SELLING SECURITYHOLDER

         Recently, Viacom Inc. Pension Plan Master Trust acquired $48,000 of Notes, which they intend to sell under the Prospectus. The following table provides certain information with respect to the amount of Notes beneficially owned by Viacom Inc. Pension Plan Master Trust, the percentage of outstanding Notes and CTI common stock this represents, and the amount of Notes to be registered for sale hereby. The table of Selling Securityholders in the Prospectus is hereby amended to add the following:

                                                                 ---------------
                                         Principal Amount at
                                          Maturity of Notes       Percentage of    Number of Shares       Percentage of
                                       Beneficially Owned that        Notes         of Common Stock       Common Stock
   Name of Selling Securityholder            may be sold           Outstanding    that may be sold(1)  Outstanding (2)(3)
-----------------------------------    -----------------------   ---------------  -------------------  ------------------
Viacom Inc. Pension Plan Master
Trust..............................            $48,000                  *                1,411                 *

----------------------
*        Less than 1%.
(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $34.00 per share of common stock. However, this conversion price will be subject to adjustment as described in the Prospectus under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 35,101,654 shares of common stock outstanding as of March
         31, 2002.
(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.